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                                                                      EXHIBIT 10



                                November 11, 1996

Mr. John A. Wozniak
6 Cromwell Drive
Chester, New Jersey 07930

Dear John:

         This letter sets forth our understanding and agreement with respect to your resignation as Vice President and Controller of Woolworth Corporation ("Woolworth"), effective on the Termination Date, as hereinafter defined, and sets forth the arrangements to which we have agreed.

         1. Termination of Employment. Your employment with the Company shall continue until the date specified by the Company in a written notice to you, which date is expected to be 30 days following the date on which your successor commences employment with the Company (the date of termination of your employment being herein referred to as the "Termination Date"). You shall resign as Vice President and Controller of the Company, and from all other positions you hold with the Company or any of its subsidiaries, as of the date the Company delivers to you the notice referred to in the preceding sentence and you shall execute and deliver a letter of resignation in the form annexed hereto as Exhibit A as of such date.

         2. Payments. Provided you continue to be employed by the Company on the Termination Date and have satisfactorily performed your responsibilities through such date, including cooperating in the transfer of your responsibilities to your successor, the Company shall make the following payments to you:

         a. On the Termination Date, $7,115, being the amount payable to you pursuant to the provisions of the Company's severance policy.

         b.  On the Termination Date, an additional amount of $39,135.

         c. On the Termination Date, in accordance with the Company's normal policies and practices, (i) salary and reimbursement of any business expenses related to the period prior to the Termination Date and (ii) an amount in lieu of any accrued but unused vacation as of the Termination Date.

         d. Provided that the Termination Date is earlier than March 8, 1997, on the Termination Date, an amount equal to the difference between the fair market value of one share of the Company's Common Stock on the trading day preceding the Termination Date and $15.375, multiplied by 5,000 and the stock option granted to you on March 8, 1995 shall thereupon be cancelled. For purposes of
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the preceding sentence, the "fair market value" of a share of the Company's
Common Stock shall be the average of the high and the low prices at which such Common Stock traded on the New York Stock Exchange on the relevant trading day.

         e. If you have not commenced other full-time employment on the date three months' from the Termination Date, the Company shall, for the one-month period commencing on such date, and in each of the 11 monthly periods thereafter, pay you $15,417, provided, however, that (i) during the period that such payments are being made, you must, in the opinion of an out-placement counselor designated by the Company, be actively engaged in a search for full-time employment and (ii) the Company shall have no obligation to continue such payments, and such payments shall cease, on the date you commence other full-time employment.

         f. You shall be eligible to receive a payment under the Company's Annual Incentive Compensation Plan for 1996 and the Long-Term Incentive Compensation Plan for the 1994-96 plan period in accordance with the terms of those plans; provided, however, that if the Date of Termination is earlier than January 26, 1997, such payments, if any, shall be prorated as of the Termination Date. You shall not be entitled to receive any payment under the Annual Incentive Compensation Plan for 1997 or under the Long-Term Incentive Compensation Plan for any other period.

         g. All amounts payable to you hereunder shall be subject to appropriate withholding for federal, state, and local income taxes.

         3. Stock Option and Stock Purchase Plans. All unexercised stock options granted to you prior to the date hereof, and not exercised or cancelled on or before the Termination Date, pursuant to the provisions of the 1995 Woolworth Stock Option and Award Plan (the "Option Plan"), shall remain exercisable in accordance with the relevant provisions of the Option Plan. Your "effective date of termination" for purposes of the Option Plan shall be the Termination Date and your termination shall, for the purposes of such plan, be treated as your resignation from your position with the Company.

         Your right to participate in the 1994 Woolworth Employees Stock Purchase Plan shall be in accordance with the terms of such plan and shall cease as of the Termination Date.

         4. Pension Benefits. For purposes of calculating your benefit accrual under the Woolworth Retirement Plan and the Excess Cash Balance Plan for the plan year in which the Termination Date occurs, your W-2 Compensation (as that term is defined in such plans) shall include the amounts payable to you under the provisions of Sections 2(a) and 2(b) hereof.

         5. Other Benefits. (a) Your participation in the medical, drug, dental, life insurance, and voluntary accidental death and dismemberment plans for active employees of the Company shall cease on the Termination Date, subject to your right to continue coverage under the provisions of COBRA. In the event that you elect to continue such coverage under the provisions of COBRA, the Company shall make on your behalf any additional premium payments beyond those you would be required to
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make if you were a full-time employee of the Company for the period ending on the earlier of the first anniversary of the Termination Date or 30 days following the date on which you commence other full-time employment.

         (b) The Company shall provide to you, at its expense, until the earlier of the first anniversary of the Termination Date or such time as you shall have secured other full-time employment, the services of an out-placement consultant.

         6. Confidentiality. You will not disclose, at any time, to any person, nonpublic information of any kind concerning the Company or any of its subsidiaries, including, but not limited to, nonpublic information concerning finances, financial plans, accounting methods, strategic plans, operations, personnel, organizational structure, methods of distribution, suppliers, customers, client relationships, marketing strategies, or the like.

         If you engage in such wrongful conduct or otherwise violate the provisions of this Section 6, you will forfeit your entitlement to any rights granted by this letter agreement (except as otherwise provided under applicable law) and the Company shall not have any further obligation under this letter agreement. In addition, you agree that the Company shall have such other rights, including but not limited to injunctive relief, as may be provided under applicable law.

         7. Release from Claims. In consideration of all of the foregoing, you hereby agree to release and forever discharge the Company and its subsidiaries and affiliates, and their respective officers and directors, from any and all actions, causes of action, claims, demands, and liabilities of whatsoever nature arising out of, or in connection with, your employment with the Company and any of its subsidiaries and affiliates, whether arising before or after the date hereof. The foregoing shall include, but not be limited to, any claim of employment discrimination under the Age Discrimination in Employment Act of 1967, or any other federal or state labor relation law, equal employment opportunity law, or civil rights law, regulation or order. Federal law requires that we advise you to consult with an attorney of your choice (at your own cost). In addition, federal law also provides that you have 21 days from the date of this letter, including any release of the Company and its subsidiaries, from liability as provided in this paragraph. Furthermore, you have the right to change your mind at any time within one week after signing. In addition, you hereby acknowledge that you have been given full opportunity to review this letter, including sufficient opportunity to review this letter, including sufficient opportunity for appropriate review with any advisors selected by you. The foregoing shall not constitute a release of any and all claims you may have against the Company for breach of any of the provisions of this letter agreement.

         You understand and agree that the payments and benefits provided for in this agreement shall be in lieu of any and all amounts that would be payable to you, and that no other amounts will be paid to you for any reason whatsoever.
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         8. Assignment. Neither this letter agreement, nor any of the rights arising hereunder, may be assigned by you. You agree to execute such additional documents as the Company may require to carry out this letter agreement.

         9. Miscellaneous. This letter agreement represents our total understanding and agreement with regard to the subject matter hereof, and supersedes any previous discussions or writings. This letter agreement may not be amended or modified, and no term or provision hereof may be waived or discharged, unless agreed to in writing by you and the Company. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision hereof.

         The section headings herein are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this agreement.

         This letter agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

         The offer of the Company contained in this letter agreement shall terminate and be of no further force and effect at 12:01 A.M. New York City time on the twenty-second day following the delivery of this letter to you, unless you have signed and returned the letter to us, unaltered, before such date and time.

         10. Governing Law. This letter agreement shall be governed by, and construed under, the laws of the State of New York applicable to contracts made between residents of such state and to be wholly performed in such state.

         If this letter agreement correctly sets forth our agreement, please execute the duplicate copy of this letter agreement enclosed for that purpose, and deliver it to us, at which time this letter agreement shall serve as a binding and enforceable agreement between us.

                                                 Very truly yours,
                                                 WOOLWORTH CORPORATION

                                                 By:/s/ Patricia A. Peck
Agreed:                                             ----------------------------
/s/  John A. Wozniak
-----------------------------
       John A. Wozniak

Witnessed:
/s/  John F. Gillespie
-----------------------------

Date:  12/9/96
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                                    EXHIBIT A


                                                        __________________, 19__


Board of Directors
Woolworth Corporation
233 Broadway
New York, New York 10279

Gentlemen and Ladies:

         I hereby resign my position as Vice President and Controller of Woolworth Corporation, and from any other position as an officer or director that I may hold with Woolworth Corporation or with any subsidiary or affiliate thereof, effective at the close of business on [DATE OF NOTICE].

                                                              Yours truly,



                                                              John A. Wozniak